Exhibit 10.4
______________Hallmark Investments, Inc._______________
420 Lexington Avenue, 8th Floor, New York, NY 10170
Tel: (212) 661-2277   (866) 542-5562    Fax: 212 661-2055

June 5, 2009

Ms. Kathleen T. Karloff, CEO
INVO Bioscience, Inc.
100 Cummings Center, suite 421E
Beverly MA 01915

Dear Ms. Karloff:

This letter agreement (this “Agreement”) confirms our understanding that INVO Bioscience, Inc., a Nevada corporation, and its affiliates, (the “Company”), have engaged Hallmark Investments, Inc., (the “Placement Agent”) to act as a Placement Agent on an exclusive basis in connection with a private placement by the Company or its affiliates of debt and/or equity securities (the “Securities”) on a “best efforts” basis of up to an aggregate offering of approximately Five Hundred Thousand Dollars ($500,000.00) (the “Private Placement”). This Agreement shall be effective for a period commencing June 1, 2009 and ending on August 31, 2009.

Section 1.                           Appointment and Acceptance.

The Company hereby appoints the Placement Agent Placement Agent on an exclusive basis in connection with the Private Placement of the Securities.  The Placement Agent accepts such appointment, subject to the terms and conditions of this letter agreement.

The Placement Agent agrees that in its capacity hereunder it will use commercially reasonable efforts to arrange the Private Placement. In no event shall the Placement Agent be obligated to purchase the Securities for its own account or for the accounts of its customers.

Section 2.                           The Transaction

The parties contemplate that an initial offering of a maximum of approximately $500,000.00 of debt and /or equity  securities will be offered in the Private Placement. Upon commencement, the Private Placement shall continue through August 31, 2009.

The Placement Agent envisions the following terms:

A 10% Senior Secured Convertible Note, (“the Note” or “the Notes”), with detachable Common Stock Purchase Warrants.  Interest on the Notes will be paid in Shares of Common Stock.  Each Note entitles the Note holder to convert the Notes into Common Stock of the Company at  of $.10 per Share The Notes mature upon the earlier of one (1) year or the completion of a follow-on-financing by the Company of a minimum of $2,500,000 dollars.  The warrants are exercisable at a 100% premium to the conversion pricing of the Notes at 100% coverage.

The Placement Agent will assist in negotiating the terms and conditions for a successful completion of the Private Placement; provided, however, that the Company, in its sole discretion, must approve any such terms and conditions. To facilitate the Private Placement, the Company shall prepare and deliver to the Placement Agent any offering documents or other information to be used in the Private Placement.

Section 3.                           Fees and Expenses.

As compensation to the Placement Agent for its services hereunder, the Company agrees that the Company and the Placement Agent shall determine whether more than one closing shall be necessary. If there is more than one closing, at each closing the Gross proceeds shall be paid into an escrow account (the Escrow Account). The Company agrees that immediately upon the closing of a sale of the Securities the Escrow Agent shall make disbursements from the Escrow Account as follows:

(i)	to the Placement Agent a placement fee consisting of the following: a cash payment equal to ten percent (10%) of the gross proceeds raised (as defined below), in a sale of equity securities, and

(ii)
  As part of the Placement Agent’s compensation hereunder, the Company shall issue to the Placement Agent, at each closing hereunder, five (5) year Common Stock Purchase Warrants equal to ten percent (10%) of the number of shares of common stock underlying any debt and/or equity securities sold by the Placement Agent, as more fully described in the Offering Document. The Common Stock Purchase Warrants shall be exercisable at the same price as the shares of common stock underlying the debt and/or equity securities sold by the Placement Agent. And, The Common Stock Purchase Warrants will have features identical to the shares of common stock underlying the debt and/or equity securities sold by the Placement Agent. The Placement Agent may designate that the Placement Agent’s Common Stock or Preferred Stock be issued in varying amounts to its officers, agents, consultants and affiliates and not to the Placement Agent.

The amounts payable or securities deliverable pursuant to subparts (i), and (ii) above shall be referred to as the “Placement Fee.”

The Company hereby agrees to complete the following and pay the expenses associated therewith, in addition to a non-refundable retainer of fifteen thousand dollars ($15,000.00), which, at this time, the Company does not have and where there is little or no prospect that the Company will have the retainer amount available until such time as the Placement Agent raises this amount, and more, from its investor clients. It is therefore expressly agreed that the retainer amount of $15,000.00 will be paid to the Placement Agent by the Company from the first monies raised by the Placement Agent but that such payment will in no way diminish or be credited to the Company against the 10% commission fee for which the Company is obligated to the Placement Agent. The $15,000.00  retainer fee will be paid by the Company as soon as that amount is raised by the Placement Agent.

(i)	the preparation and printing of the Offering Documents, and any supplements or amendments thereto, including the cost of all copies thereof;

(ii)	the issuance, sale, transfer and delivery of the Securities, including any transfer or other taxes payable thereon and the fees of any transfer agent or registrar;

(iii)
  the registration or qualification of the Securities or the securing of an exemption therefrom under state or foreign "blue sky" or securities laws, including without limitation, filing fees payable in the jurisdictions in which such registration or qualification or exemption therefrom is sought and disbursements in connection

Such Placement Fee will be payable in the respect of each sale of Securities only if such sale has been arranged by the Placement Agent or its Co-Placement Agents or Selected Dealers. Gross proceeds raised shall include only cash consideration received by the Company for the purchase of the Securities and shall not include the cash received by the Company upon the exercise of warrants or other convertible securities, if any.  In no event shall the Company be obligated to issue and sell any Securities unless the Company shall have executed and delivered an investor subscription agreement pertaining to such sale setting forth the terms of such sale of Securities and (ii) the aggregate gross proceeds raised in connection with the Private Placement exceeds any minimum set forth in the Offering.  Additionally, the Company shall have complete and absolute discretion in determining the terms of the Private Placement and whether or not to sell Securities to any potential purchaser presented by the Placement Agent.

Gross proceeds shall include only cash consideration received by the Company for the purchase of the Securities and shall not include the cash received by the Company upon the exercise of warrants or other convertible securities, if any.

The Company and the Placement Agent acknowledge and agree that, in the course of performing services hereunder, the Placement Agent may introduce the Company to third parties who may, directly or indirectly through other third parties, be interested in providing debt or equity financing to the Company (a “Financing”) in addition to the Private Placement.

The Company agrees that if during the terms of this agreement or within eighteen (18) months year from the effective date of the termination of this Agreement, the Company or any party to whom the Company was introduced by the Placement Agent  in connection with its services for the Company hereunder proposes a Financing involving the Company and the Placement Agent is not engaged as the Company’s financial advisor, agent, and/or investment banker in connection with such Financing, then, if any such Financing is consummated, the Company shall pay to the Placement Agent the following fees:

(i)	a cash fee of eight percent (8%) of the amount of capital raised, invested or committed; and

(ii)
  issue to the Placement Agent, at each closing hereunder, five year Common Stock Purchase Warrants equal to eight percent (8%) of the number of shares of common stock underlying any debt and/or equity securities issued the amount of capital raised, invested or committed The Placement Agent may designate that the Placement Agent’s Common Stock or Preferred Stock be issued in varying amounts to its officers and agents and not to the Placement Agent.

Such fees shall be payable to the Placement Agent in cash immediately at the closing or closings of the Financing to which it relates.  Any Financing to be provided to the Company by the Placement Agent or underwriter shall be provided pursuant to a separate agency or underwriting agreement between the Company and the Placement Agent which agreement shall contain the terms set forth in Section 3 hereof and such other customary terms, conditions, agreements, covenants, representations and warrants as the parties may agree upon.

All cash fees and expenses paid by the Company to the Placement Agent in Section 3 above shall be in United States currency.

Section 4.                            Information

In connection with the Placement Agent’s engagement, the Company will furnish the Placement Agent with all information concerning the Company as the Company and the Placement Agent may reasonably agree and will provide the Placement Agent with reasonable access to the company’s officers, directors, employees, accountants, counsel and other representatives.  The Company acknowledges and confirms that the Placement Agent (I) will rely solely on such information in the performance of the services contemplated by this engagement without assuming any responsibility for independent investigation or verification thereof, (ii) assumes no responsibility for the accuracy or completeness of such information or any other information regarding the Company and (iii) will not make any appraisal of any assets of the Company.

The Company will be solely responsible for the contents of the offering documents (subject to review by counsel to the Placement Agent) or other offering document used in connection with the Private Placement (as such private placement memorandum or other document may be amended or supplemented and including any information incorporated herein by reference, the “Private Placement Memorandum”) and any and all other written communications provided by the Company to any actual or prospective purchaser of the Securities.

The Placement Agent shall not make any changes to the offering documents, and except in connection with performing the services contemplated by and with the consent of the Company, the Placement Agent shall keep the offering documents confidential and shall not distribute it or any other materials related to Private Placement.

The Company represents and warrants that the Offering Memorandum and such other communications will not, as of the date of any delivery by the Placement Agent to a perspective purchaser and as of the time of sale of any Securities pursuant to the Private Placement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.  If at any time prior to the completion of the offer and sale of the Securities or the closing date of any such sale an event occurs as a result of which the Offering Memorandum (as then supplemented or amended) would include any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company, will promptly notify the Placement Agent of such event and the Placement Agent will promptly suspend solicitations of prospective purchasers of the Securities and distribution of the Offering Memorandum until such time as the Company shall prepare (and the Company agrees that, if it shall have notified the Placement Agent to suspend solicitations after the Company has accepted orders from prospective purchasers, it will promptly prepare) a supplement or amendment to the Offering Memorandum which corrects such statement(s) or omission(s).  Each party hereto shall be responsible for violations of their respective agents and advisors of the obligations set forth in this agreement.

Section 5.	Exemption from Registration; Restrictions on Offer and Sale of Same or Similar Securities

It is understood that the offer and sale of the Securities will be exempt from the registration requirements of The Securities Act of 1933, as amended (the “Act”).  The Company will not, directly or indirectly, makes any offer or sale of Securities or of securities of the same or of similar class as the Securities if as a result the offer and sale of Securities contemplated hereby would fail to be entitled to the exemption from the registration requirements of the Act.

The Placement Agent will not, directly or indirectly, make any offer of Securities, if as a result the offer of Securities contemplated hereby would fail to be entitled to the exemption from the registration requirements of the Act.  In addition, the Placement Agent will solicit offers only for the Securities and will not, directly or indirectly make any offer of securities of the same or similar class of the securities.

A.	Additional Restrictions on the Company and the Placement Agent

In connection with all offers and sales of the securities:

(a)
  The Company will not offer or sell the Securities by means of any form of general solicitation or general advertising.  The Placement Agent will not offer the Securities by means of any form of general solicitations or general advertising.

(b)
  The Company will not offer or sell the Securities to any person who is not an “accredited investor” as the term is defined in Section 501(a) or Regulation D of the Securities Act of 1933, as amended (“Regulation D”).  The Placement Agent will not offer the Securities to any person who is not a “qualified client” as defined in Regulation D.

(c)
  The Company will exercise reasonable care to ensure that purchasers of the Securities are not underwriters within the meaning of Section 2(11) of the Act and, without limiting the foregoing, that such purchases will comply with Rule 502(d) under the Act.

B.	Compliance With Securities Laws, Broker/Dealer Regulations And Relevant Self-Regulation Organizations.

The company will make such notice filings and pay such fees under the securities laws of such jurisdictions in the United States as the Company may reasonably determine, in each case to the extent required under Section 18( c ) (2) of the Act, and in such other jurisdictions as required by applicable law

The Placement Agent hereby represents and warrants that it is (1) registered as a broker or dealer as required under Section 15(a)(1) of the Securities and Exchange Act of 1934, (the “Exchange Act”), (2) it is a (a) associated with a broker/dealer, which is a person other than a natural person, and (b) registered with the National Association of Securities Dealers as a registered representative or (3) exempt from the regulation requirement of Section 15(a)(1) of the Exchange Act and applicable state laws.

Section 6.                           Term and Termination.

 This Agreement shall be effective for the period commencing June 1, 2009 and ending August 31, 2009.

No termination of the Placement Agent’s engagement hereunder shall affect (I) the Company’s obligation to reimburse the Placement Agent for expenses as provided herein or (ii) the provisions of Sections 3 and 9 of this letter agreement.

Section 7.                           General.

In connection with this engagement, the Placement Agent is acting as an independent contractor and not in any other capacity, with duties owing solely to the Company.  All aspects of the relationship created by this agreement shall be governed by and construed in accordance with the laws of the state of New York, applicable to contracts made and to be performed therein.  Each of the Placement Agent and the Company waives all right to trial by jury in any action, suit proceeding or counter claim (whether based upon contract tort or otherwise) relating to or arising out of the engagement of the Placement Agent pursuant to, or the performance by the Placement Agent of the services contemplated by, this agreement.  All actions and proceedings arising out of or relating to this letter agreement shall be heard and determined exclusively in any New York State court or federal court sitting in the state of New York to whose jurisdiction the company and the Placement Agent hereby irrevocably submit.  The Company and the Placement Agent irrevocably waive any defense or objection to the New York forum designated above.

This letter agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes and takes precedence over all prior agreements or understandings, whether oral or written, between the Placement Agent and the Company.  The invalidity or enforceability of any provision of the letter agreement shall not affect the validity or enforceability of any other provisions of this agreement, which shall remain in full force and effect.

We are delighted that you have accepted this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this agreement.

Section 8.                           Governing Law; Jurisdiction; Waiver of Jury Trail.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein, with disregard to conflicts of law principles.  The Company irrevocably submits to the exclusive jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company.  All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, or by facsimile transmission, if to Hallmark Investments, Inc., 420 Lexington Avenue, New York, NY 10170, Attn: Edward Taylor, Managing Partner, Fax No.: (212) 661-2055, and if to the Company, to the address, set forth on the first page of this Agreement: Ms. Kathleen T. Karloff, CEO, INVO Bioscience, Inc., 100 Cummings Center, suite E421, Beverly, MA 01915: Fax No.: (978) 878-9505. The parties hereby expressly waive all right to trail by jury in any suit, action or proceeding arising under this Agreement.

Section 9.                            Indemnification Provisions

The Company agrees to indemnify and hold harmless the Placement Agent and any indemnified parties identified herein from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party))(collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, the Placement Agent acting for the Company, including, without limitation, any act or omission by the Placement Agent in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and the Placement Agent to which these indemnification provisions are attached and form a part (the “Agreement”), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any Agency Agreement), or the enforcement by Placement Agent of its rights under the Agreement or these indemnification provisions, except to the extent that and such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.  The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for its connection with the engagement of the Placement Agent by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”):  the Placement Agent, its present and former affiliated entities, managers, members, officers, employees, consultants, advisors, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them.  These indemnification provisions shall be in addition to any liability, which the Company may otherwise have to any Indemnified Party.  If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified party to notify the Company shall not relieve the Company from its obligations hereunder.  An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company.  Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company.  The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent.  The Company shall not, without the prior written consent of the Placement Agent settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (I) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise of any of the Indemnified Party or any action or inaction of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim or indemnification pursuant to these indemnification provisions Is made but is found in a final judgment by a court competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject to in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand and (ii) if (and only if) the allocation provided in clause (I) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with statements, acts or omissions which results in such Losses as well as any relevant equitable considerations.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation.  The relative benefits received (or anticipated to be received) by the Company and its stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by the Placement Agent in connection with such transaction or transactions.  Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Placement Agent pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnified Provisions which shall remain operative and in full force and effect. The Indemnified Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

Section 10.                         Notices

All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified , return receipt requested, or by facsimile transmission, if to Hallmark Investments, Inc., 420 Lexington Avenue, New York, NY 10170, Attn: Edward Taylor, Managing Partner, Fax No.: (212) 661-2055, and if to the Company, to the address, set forth on the first page of this Agreement: Ms. Kathleen T. Karloff, CEO, INVO Bioscience, Inc., 100 Cummings Center, suite E421, Beverly, MA 01915: Fax No.: (978) 878-9505. -443-1989

Section 11.                         Invalidation of Prior Agreement

It is herby agreed by the parties hereto that the Agreement executed by the Company and the Placement Agent dated June 1, 2009 is deemed as null and void.

Very truly yours,

Hallmark Investments, Inc.
By:	/s/ Edward Taylor
Edward Taylor
Managing Partner

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN
INVO Bioscience, Inc.
/s/ Kathleen Karloff
By: Kathleen T. Karloff
Title: CEO